Exhibit 10.4

Confidential

SUBSCRIPTION AGREEMENT

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into in connection with the proposed business combination (the “Transaction”) between Roman DBDR Tech Acquisition Corp., a Delaware corporation (“Roman”), and CompoSecure Holdings, L.L.C., a Delaware limited liability company (“Company”), pursuant to an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time in accordance with its terms, and including the exhibits thereto, the “Transaction Agreement”) to be entered into among Roman, Company, Roman Parent Merger Sub, LLC (“Merger Sub”) and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into Company, with Company as the surviving company in the merger, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, the Company is seeking commitments from interested investors to purchase 7.00% exchangeable senior notes (the “Exchangeable Senior Notes”) issued by the Company and guaranteed by CompoSecure, L.L.C. (the “Compo Guarantor”), that are exchangeable into shares of Roman’s Class A common stock, par value $0.0001 per share (the “Roman Shares”), at an initial exchange price of $11.50 per Roman Share (such Roman Shares issuable upon exchange of the Exchangeable Senior Notes, the “Exchange Shares”). The aggregate principal amount of Exchangeable Senior Notes to be purchased by the undersigned (the “Investor”) (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” On or about the date of this Subscription Agreement, (i) the Company is entering into subscription agreements (the “Other Exchangeable PIPE Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Exchangeable Investors”), severally and not jointly, pursuant to which the Exchangeable Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Exchangeable Senior Notes subscribed for by the Investor, an aggregate amount of up to $130.0 million principal amount of Exchangeable Senior Notes and (ii) Roman is entering into subscription agreements with certain investors pursuant to which such investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction up to 4.5 million Roman Shares at a purchase price of $10.00 per Roman Share (such other subscription agreements, collectively, the “Other Subscription Agreements”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor, the Company, the Compo Guarantor and Roman acknowledge and agree as follows:

1.            Subscription. The Investor hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, the principal amount of Exchangeable Senior Notes set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2.            Closing. The closing of the sale of the Exchangeable Senior Notes contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of the Merger (as defined in the Transaction Agreement). Upon (a) satisfaction or waiver of the conditions set forth in this Section 2 and Section 3 below and (b) receipt of an executed Form W-9 and written notice from (or on behalf of) the Company to the Investor (the “Closing Notice”) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is received by the Investor, the Investor shall deliver to the Company, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), an amount in cash equal to 98% of the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice. Notwithstanding the foregoing sentence, for any Investor that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing sentence, the following shall apply: such Investor shall deliver on the Closing Date an amount in cash equal to 98% of the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice against delivery of the Exchangeable Senior Notes in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of the Investor (or its nominee in accordance with its delivery instructions) as set forth in this Section 2 (it being understood that such issuance and delivery of the Exchangeable Senior Notes must be received prior to the Investor funding the Subscription Amount). The Company will make the Exchangeable Senior Notes and all associated CUSIPs / ISINs eligible with The Depository Trust Company (“DTC”) on or prior to the Closing Date, and all Exchangeable Senior Notes will be issued by the Company in the form of one or more global notes in the name of DTC or its nominee. On the Closing Date, the Company shall issue Exchangeable Senior Notes in book entry form having an aggregate principal amount equal to the Subscription Amount to the Investor at the DTC participant account set forth on the signature page to this Subscription Agreement (as the same may be updated by the Investor in writing prior to the Closing); provided, however, that the Company’s obligation to issue the Exchangeable Senior Notes to the Investor is contingent upon the Company having received the Subscription Amount in full accordance with this Section 2. In the event that the Closing Date does not occur within one (1) business day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but not later than two (2) business days after the anticipated Closing Date specified in the Closing Notice) return the funds delivered by the Investor for payment of the Subscription Amount by wire transfer in immediately available funds to the account specified by the Investor. For purposes of this Subscription Agreement, “business day” shall mean any day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

3.            Closing Conditions.

a.            The obligation of the parties hereto to consummate the purchase and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement is subject to the following conditions:

(i)           no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(ii)         all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement) or waived, and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing; and

(iii)         the Company shall have obtained a waiver and consent from the lenders under

(iv)        that certain Second Amended and Restated Credit Agreement, dated as of November 3, 2020, by and among the Company, the Compo Guarantor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, consenting to the transactions contemplated hereby (the “Lender Consent”), which will also provide that the Company will not incur indebtedness beyond (i) the secured facility increasing to a principal amount of $310,000,000, (ii) the principal amount of the Notes up to $130,000,000 and (iii) operational types of Indebtedness (as defined and permitted therein).

b.            In addition to the conditions set forth in Section 2 and Section 3(a), the obligation of the Company to consummate the issuance and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations, warranties, covenants, and agreements of the Investor contained in this Subscription Agreement as of the Closing Date (except those that speak as of an earlier date), and (ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

c.            In addition to the conditions set forth in Section 2 and Section 3(a), the obligation of the Investor to consummate the purchase of the Exchangeable Senior Notes pursuant to this Subscription Agreement shall be subject to the following conditions:

(i)         all representations and warranties of the Company, the Compo Guarantor and Roman contained in this Subscription Agreement shall be true and correct in all material respects (other than (A) representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects, and (B) the representations and warranties set forth in Section 6(i), which shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company, the Compo Guarantor and Roman of each of the representations and warranties of such parties contained in this Subscription Agreement as of the Closing Date (except those that speak as of an earlier date);

(ii)          the other parties hereto shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by them at or prior to Closing;

(iii)         except to the extent consented in writing by the Investor, the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended or modified, and no waiver shall have occurred thereunder, that would reasonably be expected to materially adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement;

(iv)         no suspension of the qualification of the Roman Shares for offering or sale in any jurisdiction shall have occurred, and the Roman Shares acquired hereunder shall have been approved for listing on the Nasdaq (as defined below), subject to official notice of issuance; and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that materially benefits any Other Investor thereunder unless the Investor has been offered the same benefits; and

(v)         the Indenture (as defined in Schedule A) and the Resale Registration Rights Agreement (as defined below), each containing terms substantially consistent with the relevant terms of this Subscription Agreement (including Schedule A) and the associated notes and guarantees, each in form and substance reasonably acceptable to the Investor, shall have been executed by the Company, Roman, the Compo Guarantor and the trustee under the Indenture.

4.            Further Assurances.

a.            Prior to the Closing, the Company shall use commercially reasonable efforts to obtain the Lender Consent.

b.            At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.            Company and Compo Guarantor Representations and Warranties. The Company and the Compo Guarantor jointly and severally represent and warrant to the Investor that:

a.            Each of the Company and the Compo Guarantor is validly existing and is in good standing under the laws of its jurisdiction of formation, with limited liability company power and authority to own, lease and operate its properties and conduct its business substantially as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.            As of the Closing Date, the Indenture will be duly authorized, executed and delivered by the Company and the Compo Guarantor and (assuming due execution and delivery thereof by the trustee) will constitute legal, valid and binding obligations of the Company and the Compo Guarantor, enforceable against the Company and the Compo Guarantor in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity (the “Enforceability Exceptions”), and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s or the Compo Guarantor’s organizational documents (as amended to the Closing Date) or under the laws of their respective jurisdiction of formation or any similar rights pursuant to any agreement or other instrument to which the Company or the Compo Guarantor is a party or by which the Company or the Compo Guarantor is otherwise bound.

c.            The Exchangeable Senior Notes (when issued by the Company, authenticated in accordance with the terms of the Indenture and delivered to and paid for by Investor) and the related guarantees will be entitled to the benefits of the Indenture, except as may be limited or otherwise affected by the Enforceability Exceptions.

d.            This Subscription Agreement has been duly authorized, executed and delivered by the Company and the Compo Guarantor and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against the Company and the Compo Guarantor in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions.

e.           The execution, delivery and performance of this Subscription Agreement and the Indenture, the issuance and sale of the Exchangeable Senior Notes and the related guarantees and the compliance by the Company and the Compo Guarantor with all of the provisions of this Subscription Agreement and the Indenture and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or the Compo Guarantor or any of their respective subsidiaries pursuant to the terms of (i) subject to the Lender Consent, any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company, the Compo Guarantor or any of their respective subsidiaries is a party or by which the Company, the Compo Guarantor or any of their respective subsidiaries is bound or to which any of the property or assets of the Company, the Compo Guarantor or any of their respective subsidiaries is subject that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Company, the Compo Guarantor and their respective subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Exchangeable Senior Notes or the legal authority of the Company or the Compo Guarantor to comply in all material respects with the terms of this Subscription Agreement or the Indenture; (ii) result in any violation of the provisions of the organizational documents of the Company or the Compo Guarantor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or the Compo Guarantor or any of their respective properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Exchangeable Senior Notes or the legal authority of the Company or the Compo Guarantor to comply in all material respects with this Subscription Agreement or the Indenture.

f.            Neither the Company nor the Compo Guarantor is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company or the Compo Guarantor of this Subscription Agreement (including, without limitation, the issuance of the Exchangeable Senior Notes), other than the Lender Consent and filings (i) with the U.S. Securities and Exchange Commission (the “SEC”), (ii) required by applicable state securities laws, (iii) required by the Nasdaq (as defined below), or such other applicable stock exchange on which Roman’s common equity is then listed, and (iv) the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

g.            Neither the Company nor the Compo Guarantor has entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in the Company or Roman, other than Other Exchangeable PIPE Agreement, the Other Subscription Agreements and the Transaction Agreement. Other than the reimbursement of certain fees and expenses incurred by certain Investors in connection with the structuring of the subscriptions for the Exchangeable Senior Notes, no Other Exchangeable PIPE Agreement contains terms (economic or otherwise) more favorable to such Other Investor or investor than as set forth in this Subscription Agreement. The Other Exchangeable PIPE Agreements have not been and will not, without the prior written consent of the Investor, be amended in any material respect following the date of this Subscription Agreement.

h.            Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company or the Compo Guarantor, threatened against the Company or the Compo Guarantor or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company or the Compo Guarantor.

i.             Each of the Company and Compo Guarantor is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Compo Guarantor has received any written communication from a governmental authority that alleges that the Company or any of the Compo Guarantor is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

j.            Neither the Company nor the Compo Guarantor is under any obligation to pay any broker’s fee or commission in connection with the sale of the Exchangeable Senior Notes hereunder other than to the Placement Agents (as defined herein), whose costs and expenses shall be borne by Roman.

k.            Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Exchangeable Senior Notes by the Company to the Investor hereunder. The Exchangeable Senior Notes (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither the Company, the Compo Guarantor, nor any person acting on their behalf, has, directly or indirectly, made any offers or sales of any Company or Compo Guarantor security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company or the Compo Guarantor on an exemption from registration for the transactions contemplated hereby or would require registration of the Exchangeable Senior Notes under the Securities Act.

l.            The Exchangeable Senior Notes, when issued, will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system, within the meaning of Rule 144A(d)(3)(i) under the Securities Act.

m.           Neither of the Company nor the Compo Guarantor is, or immediately after receipt of payment for the Exchangeable Senior Notes will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.            Roman Representations and Warranties. Roman represents and warrants to the Investor that:

a.           As of the Closing Date, the Exchange Shares will be duly authorized and, when issued and delivered to the Investor upon conversion of the Exchangeable Senior Notes in accordance with the terms of such notes and the Indenture, the Exchange Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under Roman’s certificate of incorporation or bylaws (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware or any similar rights pursuant to any agreement or other instrument to which it is a party or by which it is otherwise bound.

b.          This Subscription Agreement has been duly authorized, executed and delivered by Roman and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, the Company and the Compo Guarantor, this Subscription Agreement is enforceable against Roman in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions. As of the Closing Date, the Indenture will be duly authorized, executed and delivered by Roman (assuming due execution and delivery thereof by the other parties thereto) will constitute legal, valid and binding obligations of Roman in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions.

c.           The execution, delivery and performance of this Subscription Agreement, the issuance of the Exchange Shares upon conversion of the Exchangeable Senior Notes and the compliance by Roman with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Roman or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Roman or any of its subsidiaries is a party or by which Roman or any of its subsidiaries is bound or to which any of the property or assets of Roman is subject that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of Roman or its subsidiaries, taken as a whole (a “Roman Material Adverse Effect”) or materially affect the validity of the Exchange Shares or the legal authority of Roman to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Roman; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Roman or any of their properties that would, individually or in the aggregate, reasonably be expected to have a Roman Material Adverse Effect or materially affect the validity of the Exchange Shares or the legal authority of Roman to comply in all material respects with this Subscription Agreement.

d.           As of their respective dates, all forms, reports, statements, schedules, prospectuses, proxies, registration statements and other documents (the “SEC Reports”) required to be filed by Roman with the SEC have complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Roman included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of Roman as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by Roman from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to the accounting treatment of Roman’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Roman’s financial statements.

e.           Roman is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Roman of this Subscription Agreement (including, without limitation, the issuance of the Exchange Shares), other than filings (i) with the SEC, (ii) required by applicable state securities laws, (iii) required by the Nasdaq (as defined below), or such other applicable stock exchange on which Roman’s common equity is then listed, and (iv) the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Roman Material Adverse Effect.

f.           Roman has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in Roman other than the Other Exchangeable PIPE Agreements, the Other Subscription Agreements and the Transaction Agreement. Other than the reimbursement of certain fees and expenses incurred by certain Investors in connection with the structuring of the subscriptions for the Exchangeable Senior Notes, no Other Exchangeable PIPE Agreements contain terms (economic or otherwise) more favorable to such Other Investor or investor than as set forth in this Subscription Agreement. The Other Exchangeable PIPE Agreements have not been and will not, without the prior written consent of the Investor, be amended in any material respect following the date of this Subscription Agreement.

g.           Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Roman, threatened against Roman or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Roman.

h.            As of the date of this Subscription Agreement, the authorized capital stock of Roman consists of (i) 1,000,000 shares of preferred stock par value $0.0001 per share (“Preferred Shares”), (ii) 200,000,000 Roman Shares, and (iii) 20,000,000 shares of Class B common stock par value $0.0001 per share (“Class B Shares”). As of the date of this Subscription Agreement, (A) no Preferred Shares are issued and outstanding, (B) 23,156,000 Roman Shares are issued and outstanding, (C) 5,789,000 Class B Shares are issued and outstanding and (D) 22,415,400 warrants to purchase Roman Shares are issued and outstanding. All (1) issued and outstanding Roman Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Exchangeable PIPE Agreements, the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Roman any Preferred Shares, Roman Shares, Class B Shares or other equity interests in Roman, or securities convertible into or exchangeable or exercisable for such equity interests. There are no securities or instruments issued by or to which Roman is a party containing anti-dilution or similar provisions that will be triggered by the transactions contemplated by the Transaction Agreement or the issuance of (i) the Exchange Shares pursuant to this Subscription Agreement and the Other Exchangeable PIPE Agreements and the Indenture or (ii) the Roman Shares to be issued pursuant to the Other Subscription Agreements. As of the date hereof, Roman has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Roman is a party or by which it is bound relating to the voting of any securities of Roman, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

i.            The issued and outstanding Roman Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DBDR” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of Roman, threatened against Roman by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of Roman Shares on Nasdaq or to deregister the Roman Shares under the Exchange Act. Roman has taken no action that is designed to terminate the registration of the Roman Shares under the Exchange Act. At Closing, the Exchange Shares issuable upon conversion of the Exchangeable Senior Notes will be approved for listing on Nasdaq, subject to official notice of issuance.

j.            Roman is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Roman Material Adverse Effect. Roman has not received any written communication from a governmental authority that alleges that Roman is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

k.            Roman is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Exchangeable Senior Notes hereunder other than to the Placement Agents (as defined herein), whose costs and expenses shall be borne by Roman.

l.           Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, as of the time of any conversion of the Exchangeable Senior Notes, no registration under the Securities Act is or will be required for the issuance of the Exchange Shares by Roman to the Investor upon conversion of the Exchangeable Senior Notes. The Exchange Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither Roman, nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any Roman security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by Roman on an exemption from registration for the transactions contemplated hereby or would require registration of the Exchange Shares under the Securities Act.

m.          The Exchangeable Senior Notes, when issued, will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system, within the meaning of Rule 144A(d)(3)(i) under the Securities Act.

n.           Roman is not, and immediately after issuance of the Exchange Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.            Investor Representations and Warranties. The Investor represents and warrants to the Company, the Compo Guarantor and Roman that:

a.            The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule B, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is acquiring the Exchangeable Senior Notes only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Exchangeable Senior Notes as a fiduciary or agent for one or more investor accounts, each such account is for another qualified institutional buyer or institutional “accredited investor”, (iv) has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (v) is not acquiring the Exchangeable Senior Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule B). The Investor is not an entity formed for the specific purpose of acquiring the Exchangeable Senior Notes.

b.            The Investor acknowledges and agrees that the Exchangeable Senior Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Exchangeable Senior Notes and the Exchange Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Exchangeable Senior Notes and the Exchange Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company, the Compo Guarantor or a respective subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof (including those set forth in Rule 144(i) which are applicable to Roman) or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i), (iii) and (iv) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Exchangeable Senior Notes and the Exchange Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Exchangeable Senior Notes and the Exchange Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Roman files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Exchangeable Senior Notes acquired hereunder.

c.           The Investor acknowledges and agrees that the Investor is purchasing the Exchangeable Senior Notes from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Roman, Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Roman, the Company and the Compo Guarantor expressly set forth in this Subscription Agreement.

d.          The Investor’s acquisition and holding of the Exchangeable Senior Notes or the Exchange Shares will not constitute a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (“ERISA”), Section 4975 of the Code or any applicable Similar Law (as defined below). If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Law”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Investor represents and warrants that it has not relied on Roman, the Company, the Compo Guarantor or any of their respective affiliates (the “Transaction Parties”) as the Plan’s fiduciary, or for investment advice, with respect to its decision to acquire and hold the Exchangeable Senior Notes or the Exchange Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Exchangeable Senior Notes or the Exchange Shares.

e.          The Investor became aware of this offering of the Exchangeable Senior Notes and the Exchange Shares solely by means of direct contact between the Investor and Roman, Company or a representative of Roman or Company, and the Exchangeable Senior Notes and the Exchange Shares were offered to the Investor solely by direct contact between the Investor and Roman, Company or a representative of Roman or Company. The Investor did not become aware of this offering of the Exchangeable Senior Notes and the Exchange Shares, nor were the Exchangeable Senior Notes and the Exchange Shares offered to the Investor, by any other means. The Investor acknowledges that the Exchangeable Senior Notes and the Exchange Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Roman, Company, or any of J.P. Morgan Securities LLC, Barclays Capital Inc. or B Riley Securities Inc. (each, a “Placement Agent”, and together the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Roman, the Company and Compo Guarantor contained in this Subscription Agreement, in making its investment or decision to invest in the Company and Roman.

f.           The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Exchangeable Senior Notes and the Exchange Shares, including those set forth in Roman’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Exchangeable Senior Notes and the Exchange Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer and is able to sustain a complete loss on its investment in the Exchangeable Senior Notes and the Exchange Shares.

g.          Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Exchangeable Senior Notes and the Exchange Shares and determined that the Exchangeable Senior Notes and the Exchange Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company and Roman. The Investor acknowledges specifically that a possibility of total loss exists.

h.            In making its decision to purchase the Exchangeable Senior Notes and the Exchange Shares, the Investor and the Investor’s professional advisor(s), if any, have (a) received, reviewed and understood the materials made available to you in connection with the Transaction, including, with respect to Roman, the Transaction, Company, the Compo Guarantor and their respective subsidiaries, and the business of Company, the Compo Guarantor and their respective subsidiaries, (b) had the opportunity to ask questions of and receive answers from the Company and Roman directly and (c) conducted and completed its own independent due diligence with respect to the Transaction. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, it has independently made its own analysis and decision to invest in the Company and Roman and purchase the Exchangeable Senior Notes. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports and has not relied on any statements or other information provided by or on behalf of any other person (including the Placement Agents, their respective affiliates and control persons) concerning Roman, Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Exchangeable Senior Notes or the offer and sale of the Exchangeable Senior Notes.

i.            The Investor acknowledges and agrees that (i) each Placement Agent is acting solely as placement agent in connection with the Transaction and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Investor, Roman, Company or any other person or entity in connection with the Transaction, (ii) no disclosure or offering document has been prepared in connection with the offer and sale of the Exchangeable Senior Notes by any Placement Agent or any of its respective affiliates, and no Placement Agent has made nor will make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (iii) no Placement Agent will have any responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning Roman, Company or the Transaction, and (iv) no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, Roman, Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction.

j.             The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Exchangeable Senior Notes or the Exchange Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Exchangeable Senior Notes or the Exchange Shares, Roman or Company. The Investor further acknowledges that it has not relied on any information contained in any research reports or other materials prepared by the Placement Agents or any of their respective affiliates.

k.            The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Exchangeable Senior Notes or made any findings or determination as to the fairness of this investment.

l.            The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m.            The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by the Enforceability Exceptions.

n.            The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Exchangeable Senior Notes were legally derived.

o.            No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Exchangeable Senior Notes.

p.            The Investor, when required to deliver payment to the Company pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement.

8.            Registration Rights. Roman, the Company and the Exchangeable Investors will negotiate in good faith a resale registration rights agreement, in a form mutually agreed between the date hereof and the Closing (the “Resale Registration Rights Agreement”), providing the holders of the Exchangeable Senior Notes with customary resale registration rights with respect to the shares issuable upon exchange of the Exchangeable Senior Notes consistent with the terms below:

a.            Roman agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of such Exchange Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (1) the 60th calendar day after the consummation of the Transaction (or 90th calendar day if the SEC notifies Roman that it will “review” the Registration Statement) and (2) the tenth (10th) business day after the date Roman is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”). Roman will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. Roman agrees to cause such Registration Statement, or another shelf registration statement that includes the Exchange Shares, to remain effective, except for such times as Roman is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, for until the earliest of (i) the date on which all Exchange Shares have been transferred pursuant to an effective registration statement in a manner such that further public transfers do not require registration by the transferee or (ii) the first date on which the Investor can sell all of its Exchange Shares issuable in exchange for Exchangeable Senior Notes under Rule 144 of the Securities Act without volume or manner of sale limitations and without the requirement for Roman to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable) and the Exchange Shares no longer bear a legend restricting further transfer. The Investor agrees to disclose its beneficial ownership as determined in accordance with Rule 13d-3 of the Exchange Act to Roman upon request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC and consented to in writing by Investor; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Exchange Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Roman from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Exchange Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Exchange Shares which is equal to the maximum number of Exchange Shares as is permitted by the SEC. In such event, the number of Exchange Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional exchange Shares under Rule 415 under the Securities Act, Roman shall file a new Registration Statement to register such Exchange Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 8. Roman’s obligations to include the Exchange Shares issued pursuant to this Subscription Agreement for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Roman such information regarding the Investor, the securities of Roman held by the Investor and the intended method of disposition of such Exchange Shares as shall be reasonably requested by Roman to effect the registration of such Exchange Shares, and shall execute such documents in connection with such registration as Roman may reasonably request that are customary of a selling shareholder in similar situations, provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Exchange Shares. For purposes of clarification, any failure by Roman to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Roman of its obligations to file or effect the Registration Statement set forth in this Section 8. For as long as the Registration Statement shall remain effective pursuant to this Section 8(a), Roman will (1) qualify the Exchange Shares for listing on the Nasdaq, and (2) update or amend the Registration Statement as necessary to include the Exchange Shares. For as long as the Investor holds the Exchange Shares, Roman will (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Roman remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable the undersigned to resell the Exchange Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable.

b.            Notwithstanding anything to the contrary contained herein, Roman may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if the board of directors of Roman determines in good faith, upon advice of legal counsel, that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed or if such filing or use would materially affect a bona fide business or financing transaction of Roman or would require premature disclosure of information that could materially adversely affect Roman and with respect to which Roman has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, that, (I) Roman shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions, or for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, in each case, in any three hundred sixty (360) day period and (II) Roman shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter. If so directed by Roman, the Investor will deliver to Roman or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Exchange Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Exchange Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c.            At its expense Roman shall advise the Investor within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Roman of any notification with respect to the suspension of the qualification of the Exchange Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from Roman (which notice shall not contain any material non-public information regarding Roman or the Company) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Exchange Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which Roman agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Roman that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by Roman except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential, and (C) as required by law or subpoena. Roman shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as Roman is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement pursuant to Section 8(b), Roman shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Exchange Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor may deliver written notice (an “Opt-Out Notice”) to Roman requesting that Investor not receive notices from Roman otherwise required by this Section 8(c); provided, however, that Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor (unless subsequently revoked), (x) Roman shall not deliver any such notices to Investor and Investor shall no longer be entitled to the rights associated with any such notice and (y) each time prior to Investor’s intended use of an effective Registration Statement, Investor will notify Roman in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 8(c)) and the related suspension period remains in effect, Roman will so notify Investor, within one (1) business day of Investor’s notification to Roman, by delivering to Investor a copy of such previous notice of Suspension Event, and thereafter will provide Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

d.            If a Registration Default (as defined below) occurs, additional interest will accrue on the Exchangeable Senior Notes, from and including the day following such Registration Default to but excluding the earlier of (i) the day on which such Registration Default has been cured and (ii) the date the Registration Statement is no longer required to be kept effective for the Exchange Shares. The additional interest will be paid in cash to those entitled to interest payments on such dates semi-annually in arrears and will accrue at a rate per annum equal to: (y) 0.25% of the principal amount of the Exchangeable Senior Notes to and including the 90th day following such Registration Default; and (z) 0.50% of the principal amount of the Exchangeable Senior Notes from and after the 91st day following such Registration Default. The Company will not pay additional interest on any Exchangeable Senior Note after it has been converted for Exchange Shares. If an Exchangeable Senior Note ceases to be outstanding during a Registration Default (otherwise than as a result of the holder exercising its exchange rights), the Company will prorate the additional interest to be paid with respect to such Exchangeable Senior Notes. In no event will additional interest exceed 0.50% per annum. The exchange rate on the Exchangeable Senior Notes will be increased by 3.00% for each $1,000 principal amount of Exchangeable Senior Notes exchanged at any time when a Registration Default has occurred and is continuing. If a holder exchanges some or all of its Exchangeable Senior Notes into Exchange Shares when there exists a Registration Default, the holder will not be entitled to receive any interest, including additional interest, on such Exchangeable Senior Notes.

e.            For purposes of this Section 8, “Exchange Shares” shall mean, as of any date of determination, the Exchange Shares acquired by the Investor pursuant upon conversion of the Exchangeable Senior Notes and any other equity security issued or issuable with respect to such Exchange Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event; “Investor” shall include any transferee of any Exchangeable Senior Notes entitled to registration rights hereunder; “Registration Statement” shall be deemed to include any additional or substitute registration statement and any prospectus or prospectus supplement to any registration statement filed for the purpose of registering any Exchange Shares or adding any Investor to any registration; and “Registration Default” shall mean any of the following events: (i) the Registration Statement has not been filed on or prior to the Filing Deadline; (ii) the Registration Statement has not become effective on or prior to the Effectiveness Deadline; (iii) Roman has not, through its omission, named a holder as a selling shareholder that has requested to be identified as such in the prospectus, a prospectus supplement or post-effective amendment; (iv) at any time after the initial effectiveness date of the Registration Statement, the Registration Statement ceases to be effective or is not usable and Roman does not cure the lapse of effectiveness or usability within ten (10) business days (other than (1) in the case of a suspension period described in Section 8(b) or (2) in the case of a suspension of the Registration Statement as a result of the filing of a post-effective amendment solely to add additional selling securityholders or to make changes to the plan of distribution appearing therein); or (v) the suspension period exceeds the number of days permitted pursuant to Section 8(b).

f.            The Resale Registration Rights Agreement will contain customary indemnification and contribution provisions on behalf of the Investor and Roman.

g.            The registration rights under the Resale Registration Rights Agreement will be automatically transferred in connection with any transfer of any of the Exchangeable Senior Notes

9.            Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing, or (d) January 31, 2022 if the Closing is not consummated on or prior to such date (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach[, and the reimbursement of expenses in Section 11(p) shall survive any termination]1. The Company shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to the Company or Roman in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

10.            Trust Account Waiver. The Investor hereby acknowledges that Roman has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Roman’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of Roman entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, that arises as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Investor hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future, and will not seek recourse against the Trust Account, with respect to Released Claims; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right to distributions from the Trust Account in accordance with Roman’s certificate of incorporation in respect of any redemptions by the Investor in respect of Roman Shares acquired by any means other than upon conversion of the Exchangeable Senior Notes purchased pursuant to this Subscription Agreement.

1 Not applicable to certain Investors.

11.            Miscellaneous.

a.            Neither this Subscription Agreement nor any rights that may accrue to any party hereunder (other than the Exchangeable Senior Notes acquired hereunder, if any) may be transferred or assigned, provided that Investor may assign this Subscription Agreement to an affiliate of the Investor or to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, provided, that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the Investor, the assignee(s) shall become the Investor hereunder and have the rights and obligations and be deemed to make the representations and warranties of the Investor provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof.

b.            The Company and Roman may request from the Investor such additional information as the Company and Roman may deem necessary to register the resale of the Exchange Shares and evaluate the eligibility of the Investor to acquire the Exchangeable Senior Notes and the Exchange Shares under applicable law, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Company and Roman agree to keep any such information confidential. The Investor acknowledges that Roman may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Roman.

c.            The Investor acknowledges that (i) Roman, Company and the Compo Guarantor will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and (ii) the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 7 and Section 12 of this Subscription Agreement. Prior to the Closing, each party agrees to promptly notify the other if any of the acknowledgments, understandings, agreements, representations and warranties made by such party and set forth in this Agreement are no longer accurate.

d.            Roman, Company, and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give Company any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Company be entitled to rely on any of the representations and warranties of Roman or the Investor set forth in this Subscription Agreement.

e.            All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f.            This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. For the avoidance of doubt, subject to Section 3, the Investor acknowledges and agrees that Roman and Company may amend the Transaction Agreement without the consent of the Investor.

g.            This Subscription Agreement (including the schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(f), Section 8(g), Section 11(c), Section 11(d), Section 11(f), Section 11(g) and Section 12 with respect to the persons specifically referenced therein (including, for the avoidance of doubt, the Placement Agents as third party beneficiaries of the representations and warranties of the Company and the Compo Guarantor in Section 5, Roman in Section 6 and of the Investor in Section 7), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h.            Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.            If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.            This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.            The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l.            The legend relating to the Exchangeable Senior Notes described in Section 7(b) shall be removed in accordance with the terms of the Indenture. The legend relating to the Exchange Shares described in Section 7(b) shall be removed and Roman (with respect to the Exchange Shares) shall issue a certificate (or cause book-entries to be reflected) without such legend to the holder of the Exchange Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, within three (3) business days of request by the Investor (i) if such Exchange Shares are registered for resale under the Securities Act, and the holder has sold or proposes to sell such Exchange Shares pursuant to such registration, (ii) in connection with a sale, assignment or other transfer, such holder provides Roman with an opinion of counsel, in a form reasonably acceptable to Roman to the effect that such sale, assignment or transfer of such Exchange Shares may be made without registration under the applicable requirements of the Securities Act and such legend may be removed in connection with such sale, assignment or transfer, or (iii) the Exchange Shares can be sold, assigned or transferred pursuant to Rule 144 without volume or manner of sale limitations and without the requirement for Roman to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable). Roman shall be responsible for the fees of the applicable transfer agent, its legal counsel and all DTC fees associated with such issuance and the Investor shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, feels and disbursements of their legal counsel and any applicable transfer taxes). To the extent required by Roman’s transfer agent, Roman shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion within two business days of the delivery of all reasonably necessary representations and other documentation from the Investor as reasonably requested by Roman, its counsel or the transfer agent by the Investor to Roman’s transfer agent to the effect that the removal of the restricted legend in such circumstances may be effected under the Securities Act.

m.            This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principals of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n.            THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

o.            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).

p.            [Roman and the Company shall pay fees and disbursements of Investor’s legal counsel in an amount not to exceed $250,000, which shall be paid by wire transfer in immediately available funds on the earlier of termination of this Subscription Agreement in accordance with its terms and the Closing.]2

12.            Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Company, Compo Guarantor, and Roman expressly contained in this Subscription Agreement, in making its investment or decision to invest in the Company. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Investor under the Other Exchangeable PIPE Agreements (including such other investors’ respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any Non-Party Affiliate (as defined below) shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Exchangeable Senior Notes, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Exchangeable Senior Notes or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Roman, Company, the Placement Agents or any Non-Party Affiliate concerning Roman, Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Roman, Company, any Placement Agents or any of Roman’s, Company’s or any of the Placement Agents’ controlled affiliates or any family member of the foregoing; provided, however, that in no case will any party to this Subscription Agreement be deemed to be a Non-Party Affiliate.

2 Not applicable to certain Investors.

13.            Disclosure. Roman shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the Other Exchangeable PIPE Agreements and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that Roman has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Roman, the Investor shall not be in possession of any material, non-public information received from Roman or any of its officers, directors, employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Roman or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Roman shall not, without the prior written consent of the Investor, publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers (i) in any press release or marketing materials or (ii) in any filing with the SEC or any regulatory agency or trading market, except (A) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or (B) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Roman’s securities are listed for trading; provided, that in this clause (ii), the Company or Roman shall provide Investor with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Investor regarding such disclosure. Prior to Closing, Investor will promptly provide any information reasonably requested by Roman for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

14.            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the signature page hereto.

If to Company or Guarantor, to:

CompoSecure Holdings, L.L.C. or CompoSecure, L.L.C.
309 Pierce Street
Somerset, NJ 08873
Attention: Jonathan C. Wilk, President and CEO
Phone: (908) 518-0500, ext. 2220
Email: jwilk@composecure.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Kevin S. Shmelzer and Barbara J. Shander
Phone: (215) 963-5029 and (215) 963-5716
Email: kevin.shmelzer@morganlewis.com and barbara.shander@morganlewis.com

If to Roman, to:

Roman DBDR Tech Acquisition Corp.
2877 Paradise Road, #702
Las Vegas, NV 89109
Attention: Dr. Donald Basile; Dixon Doll, Jr.; John Small
Phone: (650) 618-2524
Email: don.basile@romandbdr.com; don.basile@stanfordalumni.org; drdolljr@gmail.com; jcsmall@romandbdr.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Anthony J. McCusker; Jocelyn M. Arel; Gregg L. Katz
Phone: (617) 570-1000
Email: amccusker@goodwinlaw.com; jarel@goodwinlaw.com; gkatz@goodwinlaw.com

15.            Separate Obligations. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of Investor to purchase the Exchangeable Senior Notes pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Roman, Company, or any of their respective subsidiaries which may have been made or given by any Other Investor or investor or by any agent or employee of any Other Investor or investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute Investor and Other Investor or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and Other Investors or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Exchangeable PIPE Agreements. The Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Exchangeable Senior Notes or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:
Name in which Exchangeable Senior Notes are to be registered (if different):	Date: ________, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:	Email:
Principal Amount of Exchangeable Senior Notes subscribed for:
Aggregate Subscription Amount: $
DTC Participant Information for Delivery of Exchangeable Senior Notes subscribed for:

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

IN WITNESS WHEREOF, the undersigned has accepted this Subscription Agreement as of the date set forth below.

ROMAN DBDR TECH ACQUISITION CORP.

By:
Name:
Title:
Date: , 2021

CompoSecure Holdings, L.L.C.

By:
Name:
Title:
Date: , 2021

COMPOSECURE, L.L.C.

By:
Name:
Title:
Date: , 2021

SCHEDULE A

CompoSecure Holdings, L.L.C.

Summary of the Exchangeable Senior Notes

Capitalized terms within definition herein have the meanings assigned in the Subscription Agreement of which this Schedule A forms a part.

Issuer:	CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Company”).

Securities Offered:	$130.0 million aggregate principal amount of 7.00% Exchangeable Senior Notes due 2026 (the “Exchangeable Senior Notes”), guaranteed by each of the Guarantors listed below. All Exchangeable Senior Notes issued to the Investors will be part of a single series of notes under a single indenture, dated as of the Closing Date (the “Indenture”), between the Company, Roman DBDR Tech Acquisition Corp., a Delaware corporation (the “Parent”), the guarantors party thereto and the trustee. The Company will appoint a trustee in its reasonable discretion.

The Indenture will not permit issuances of additional notes.

Guarantors:	Each direct or indirect current and future (i) material U.S. domestic subsidiary of Parent and (ii) U.S. domestic subsidiary of Parent holding any equity interests in any foreign subsidiary (collectively, the “Guarantors”).

Maturity Date:	The five-year anniversary of the Closing Date.

Ranking:	The Exchangeable Senior Notes, the Guarantees and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Company’s and each Guarantor’s existing and future senior obligations, including the Second Amended and Restated Credit Agreement, dated as of November 3, 2020, by and among the Company, the Compo Guarantor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as may be amended from time to time, or one or a series of debt financings which may serve to replace such arrangement after the date hereof and on or prior to the Closing Date.

Collateral:	None.

Interest Rate:	7.00% per annum, payable in cash on a semi-annual basis in arrears.

Exchange Right and Mechanics:

Holders of Exchangeable Senior Notes may exchange their notes in whole or in part, at any time or from time to time, for shares of the Parent’s Class A common stock, par value $0.001 per share (the “Class A common stock”). The initial exchange rate will be 86.9565 Shares per $1,000 principal amount of Exchangeable Senior Notes exchanged, which represents an initial exchange price of approximately $11.50 per share of Class A common stock.

Roman will settle any exchange of the Exchangeable Senior Notes in shares of Class A common stock, with cash payable in lieu of any fractional shares.

Terms with regard to the exchange right and mechanics will otherwise be customary, taking into account the Agreed Terms (as defined below); provided however, exchanging holders will be required to make customary investment representations with regard to status as an institutional accredited investor, sophistication and purchase for investment intent to establish the availability of a private placement exemption pursuant to Section 4(a)(2) of the Securities Act for the issuance of the Class A common stock upon such exchange.

Anti-Dilution Adjustments:

Customary, taking into account the Agreed Terms. To avoid doubt, among other customary adjustments, this will include anti-dilution protections for dividends and distributions of Parent capital stock, assets and indebtedness.

Definition of Fundamental Change:

Customary, taking into account the Agreed Terms. Definition will also include as a fundamental change (i) any event whereby the Company ceases to be controlled by Parent and (ii) any sale, lease or other transfer in one or a series of transaction of all or substantially all of the consolidated assets of Parent and its subsidiaries, taken as a whole, or of the Company and its subsidiaries, taken as a whole, to any person other than a Guarantor under the Indenture, in each instance, taking into account customary exceptions.

Adjustment to Exchange Rate on Fundamental Change:

The exchange rate adjustment table listed at the end of this Schedule A for adjustments to the exchange rate for exchanges in connection with a fundamental change shall replace the similar table in the Precedent Document.

Optional Redemption:	After the three-year anniversary of the Closing Date, the Exchangeable Senior Notes will be redeemable at any time and from time to time by the Company, in whole or in part, (i) if the Last Reported Sale Price (as defined in the Agreed Terms) of the Class A common stock exceeds 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption and (ii) so long as a registration statement registering the resale of all Exchange Shares is effective and available for use by holders of Exchangeable Senior Notes during the entirety of the period from and including the date notice of redemption is given to and including the date of redemption. The notice period for any redemption will be no less than 30 scheduled trading days. The redemption price in any such redemption shall be equal to (a) 100% of the principal amount of the Exchangeable Senior Notes to be redeemed, plus (b) accrued and unpaid interest to, but excluding, the redemption date.

Exchanges of Exchangeable Senior Notes in connection with any such redemption will receive a make-whole payment equal to the aggregate dollar value of all interest payable from the date the Company delivers notice of such redemption through the maturity of the Exchangeable Senior Notes (the “Redemption Make-Whole Amount”). The Redemption Make-Whole Amount is payable, at the Company’s and the Parent’s option (which will be irrevocably elected in the notice of redemption), in cash or through an increase in the exchange rate then applicable to the Exchangeable Senior Notes by an amount equal to (i) the Redemption Make-Whole Amount divided by (ii) the five day VWAP with regard to the Class A common stock during the five trading period beginning on the trading day immediately following the notice of redemption.

Terms with regard to such redemption will otherwise be customary, taking into account the Agreed Terms.

Registration Rights:	Holders of Exchangeable Senior Notes will be entitled to the resale registration rights under the Resale Registration Rights Agreement.

Covenants and Events of Default:	The Indenture will include the following covenants, in addition to customary covenants, taking into account the Agreed Terms:

•	Continuing existence of both Parent and the Company for the life of the Exchangeable Senior Notes.

•	Customary covenant for the Company to provide and maintain current information required for the resale of the Exchangeable Senior Notes pursuant to Rule 144A.

•	Prohibition on Parent forming any direct or indirect subsidiaries, other than (i) direct or indirect subsidiaries of the Company and (ii) direct or indirect subsidiaries of Parent that are guarantors under the Indenture.

•	Prohibition on the transfer by the Company and its subsidiaries to Parent of any assets other than (i) pro rata distributions to Parent concurrently with tax distributions to the other members of the Company, (ii) cash used to pay dividends on the Class A common stock for which the exchange rate of the Exchangeable Senior Notes will be adjusted pursuant to the terms of the Indenture, (iii) issuances of Class A common units of the Company to maintain the same number of shares of Class A common stock as Class A common units, (iv) repayments of any amounts loaned from Parent to the Company and any interest thereon or (v) cash distributions or loans to Parent for purposes of satisfying customary operating expenses, with categories and/or amounts to be agreed.

•	Prohibition on intercompany indebtedness between Parent, on the one hand, and the Company or any of its subsidiaries, on the other hand, other than loans from the Parent, the repayment of which is to be subordinated, and loans, from the Company or its subsidiaries, constituting transfers for the permitted uses set forth in the foregoing paragraph.

Events of default will be customary, taking into account the Agreed Terms.

Agreed Terms:	The Indenture will be in a form mutually agreed between the date of the Subscription Agreement and closing between the Company, Parent and the Investor. The Indenture will be based on and substantially conform to the Precedent Document, with the modifications necessary (i) to reflect the terms set forth in the Subscription Agreement and this Schedule A, (ii) changes necessary to reflect the issuance of exchangeable, rather than convertible, notes, with the underlying shares issuable upon exchange being issued by an affiliate of the issuer of the notes pursuant to a transaction completed pursuant to Section 4(a)(2) of the Securities Act, and (iii) as shall be appropriate to take into account the nature of the business and the organizational structure of the Company, Roman, the Guarantors and their respective subsidiaries in light of the organic and strategic growth and development of the business of the Company, Roman, the Guarantors and their respective subsidiaries anticipated by the Company, Roman, the Guarantors and their respective subsidiaries, the pro forma capitalization of the Company, Roman, the Guarantors and their respective subsidiaries (including after giving effect to the Transaction), changes in law or accounting standards since the date of the Precedent Document and such other modifications reasonably satisfactory to the Investor and to you. In particular, the following revisions will be made to the Precedent Document:

•	The cross-acceleration default threshold shall be $10.0 million.

•	Breaches of the covenants noted above shall be events of default.

•	The Indenture shall provide for customary additional interest upon a registration default with respect to the registration rights being provided to holders of the Exchangeable Senior Notes in the Resale Registration Rights Agreement.

•	The Indenture shall require that at all times the Parent be the sole managing member of the Company.

•	The Indenture shall include a customary covenant to list the Class A common stock issuable upon exchange during any period when the Class A common stock is listed on a national securities exchange or automated quotation system.

“Precedent Document” means the Indenture, dated as of November 17, 2020, between Clovis Oncology, Inc. and The Bank of New York Mellon Trust Company, N.A., regarding the 4.50% Convertible Senior Notes due 2024, which can be found at the following link:

https://www.sec.gov/Archives/edgar/data/1466301/000119312520295997/d88033dex41.htm

Transferability:	The Exchangeable Senior Notes will be freely transferrable pursuant Rule 144A and Regulation S. The Exchangeable Senior Notes will be assigned a CUSIP that is DTC eligible, and purchases of the Exchangeable Senior Notes on the Closing Date will be delivered through the facilities of DTC.

Shares issued in exchange for Exchangeable Senior Notes will bear customary restricted legends limiting their transfer in compliance with the Securities Act. These shares will otherwise be fungible with the other shares of Class A common stock and, if permitted, DTC eligible. Any restrictive legend associated with any shares issued in exchange for Exchangeable Senior Notes will not require the delivery of an opinion of counsel from any holder thereof in connection with any transfer pursuant to an effective registration statement, Rule 144, Rule 144A (to the extent applicable) or Regulation S.

Beneficial Ownership Blocker:	9.9%, not subject to waiver by the Company or the Parent.

Exchange Rate Adjustment Table:

	10.00	10.75	11.50	13.00	14.95	17.50	20.00	25.00	30.00	35.00
Closing Date	13.0434	13.0434	13.0434	13.0434	13.0434	9.1322	5.8367	2.1209	0.4686	0.0000
+1 Year	13.0434	13.0434	13.0434	13.0434	13.0434	8.2239	5.1144	1.7023	0.2809	0.0000
+2 Years	13.0434	13.0434	13.0434	13.0434	11.4575	6.8563	4.0491	1.1164	0.0729	0.0000
+3 Years	13.0434	13.0434	13.0434	13.0434	8.8614	4.8489	2.5531	0.4093	0.0000	0.0000
+4 Years	13.0434	13.0434	13.0434	8.9077	4.7534	1.9271	0.6125	0.0000	0.0000	0.0000
Maturity	13.0434	6.0667	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐  Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐  Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐  Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐  Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.